North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution:  Iowa Newsline
February 19, 2010

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PRELIMINARY RESULTS FOR YEAR END 2009

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its preliminary financial results for the fourth quarter and twelve months ended December 31, 2009.

The Company’s net income for the year ended December 31, 2009 was $3.19 million, or $1.99 per diluted share, compared to a net loss of $(6.28) million, or $(4.69) per diluted share, for the year ended December 31, 2008. Net income increased by $3.88 million to $511,000, or $0.28 per diluted share, for the quarter ended December 31, 2009, compared to a net loss of $(3.37) million, or $(2.52) per diluted share, for the quarter ended December 31, 2008. The increase in earnings for the three months and year ended December 31, 2009 compared to the same periods in 2008 was primarily due to decreases in goodwill impairment, and other-than-temporary impairment charges on the investment portfolio, and an increase in net interest income, offset in part by an increase in FDIC insurance expense.  In addition, the provision for loan loss decreased for the three months ended December 31, 2009 but increased for the year ended December 31, 2009 compared to the same periods in 2008.

Net interest income for the years ended December 31, 2009 and 2008, was $14.56 million and $13.04 million, respectively.  The increase in net interest income was primarily due to an increase in net interest spread (the difference in the average yield on assets and average cost of liabilities).  Net interest spread for the year ended December 31, 2009 was 3.13%, compared to net interest spread of 2.63% for the year ended December 31, 2008.  Net interest margin for the year ended December 31, 2009 was 3.36%, compared to net interest margin of 2.84% for the year ended December 31, 2008.

The Company’s provision for loan losses was $2.45 million and $2.24 million for the years ended December 31, 2009 and 2008, respectively.  Net loans charged off for the year ended December 31, 2009 totaled $659,000 compared to $348,000 for the year ended December 31, 2008.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectability of the Bank’s loan portfolio.

The allowance for loan losses at December 31, 2009 was 1.87 percent of loans and 49.97 percent of nonaccrual loans, compared to the allowance for loans losses at December 31, 2008 constituting 1.32 percent of loans and 134.34 percent of nonaccrual loans. Nonperforming assets were $16.10 million, or 3.53 percent of total assets, at December 31, 2009, compared to $9.21 million, or 1.95 percent of total assets, at December 31, 2008.

The Company’s noninterest income was $7.93 million and $7.31 million for the years ended December 31, 2009 and 2008, respectively.  The increase in noninterest income for the year ended December 31, 2009 compared to the same period in 2008 was due to increases in mortgage banking income, loan prepayment fees, investment and insurance sales, and foreclosed real estate net earnings. These increases were offset in part by decreases in fees and service charges on checking accounts and abstract fees.

Total securities gains increased to $339,000 for the year ended December 31, 2009 compared to a loss of $(6.31) million for the year ended December 31, 2008.  During the year ended December 31, 2008 the Company recorded other-than-temporary impairment charges on securities available-for-sale of $6.14 million, primarily due to investments in Fannie Mae and Freddie Mac preferred stock.  The Company no longer holds these investments.

The Company’s noninterest expense, including goodwill impairment, was $15.67 million and $19.44 million for the years ended December 31, 2009 and 2008, respectively.  The decrease in noninterest expense was primarily due to a non-cash adjustment for goodwill impairment in 2008 and a decrease in data processing fees for the year ended December 31, 2009 compared to the same period in 2008. These decreases were partially offset by increases in FDIC insurance expense, professional fees, marketing expense and loan expense in the year ended December 31, 2009 compared to the same period in 2008.

The Company’s provision for income taxes was $1.52 million and $(1.36) million for the years ended December 31, 2009 and 2008, respectively.  The increase in the provision for income taxes was primarily due to an increase in income before income taxes for the year ended December 31, 2009 and a resulting increase in the Company’s effective tax rate.

Total assets at December 31, 2009 were $455.0 million, compared to $473.3 million at December 31, 2008.  Net loans decreased by $25.9 million, or 6.5%, to $374.9 million at December 31, 2009, from $400.8 million at December 31, 2008.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, partially offset by the origination of one-to-four family residential, multi-family and consumer loans, and the purchase of $9.4 million of multifamily and $5.3 million of commercial real estate loans.  At December 31, 2009, net loans consisted of (i) $152.0 million of one-to-four family real estate representing a decrease of $18.3 million from December 31, 2008, (ii) $85.7 million of commercial real estate loans representing a decrease of $10.0 million from December 31, 2008, (iii) $62.9 million of multi-family real estate loans representing an increase of $5.4 million from December 31, 2008, and (iv) $74.3 million of consumer loans representing a decrease of $3.0 million from December 31, 2008.  Cash and cash equivalents increased $5.5 million, or 33.7%, to $21.8 million at December 31, 2009, compared to $16.3 million at December 31, 2008.  The increase in cash and cash equivalents was primarily due to payments, prepayments, and sales of loans.  Securities available-for-sale decreased $430,000 to $27.1 million at December 31, 2009, compared to $27.5 at December 31, 2008, primarily due to payments, maturities and sales of securities in the year ended December 31, 2009, offset by purchases of securities during the year.

Deposits decreased $15.4 million, or 4.4%, to $334.8 million at December 31, 2009, from $350.2 million at December 31, 2008.  The decrease in deposits was primarily due to a decrease in certificates of deposits of $25.8 million and brokered deposits of $15.0 million, partially offset by increases in NOW accounts of $19.8 million, money market accounts of $1.9 million, savings accounts of $2.7 million, and noninterest bearing checking accounts of $1.0 million.  Borrowed funds decreased $15.8 million, or 19.2%, to $66.5 million at December 31, 2009, from $82.3 million at December 31, 2008.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $48.3 million at December 31, 2009 and $35.2 million at December 31, 2008.  The increase in stockholders’ equity was primarily due to the January 2009 sale of $10.2 million in preferred stock and related warrants to the U.S. Treasury through the Capital Purchase Program, and 2009 earnings, partially offset by dividends paid to stockholders in 2009. Common stockholders’ equity per share was $28.24 at December 31, 2009, compared to $26.21 at December 31, 2008.  The ratio of stockholders’ equity to total assets was 10.59% at December 31, 2009, compared to 7.44% at December 31, 2008.

All common stockholders of record on December 18, 2009, received a quarterly cash dividend of $0.01 per share on January 8, 2010.  In addition, on November 15, 2009 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the U.S. Treasury. As of December 31, 2009, the Company had 1,348,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$21,766	$16,282
Securities available-for-sale	27,100	27,530
Loans (net of allowance for loan loss of $7,171 and $5,379, respectively)	374,855	400,787
Foreclosed real estate	1,709	1,183
Other assets	29,581	27,516

Total assets	$455,011	$473,298

Liabilities
Deposits	$334,813	$350,170
Other borrowed funds	66,500\	82,349
Other liabilities	5,419	5,567
Total liabilities	406,732	438,086

Stockholders' equity	48,279	35,212

Total liabilities and stockholders' equity	$455,011	$473,298

Stockholders' equity to total assets	10.59%	7.44%

Book value per share of common stock	$28.24	$26.21

Total shares of common stock outstanding	1,348,448	1,343,448

Total shares of cumulative preferred stock outstanding	10,200	-

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008

Interest income	$5,989	$6,748	$24,899	$28,357
Interest expense	2,189	3,453	10,338	15,317
Net interest income	3,800	3,295	14,561	13,040
Provision for loan loss	1,230	1,960	2,450	2,240
Net interest income after provision for loan loss	2,570	1,335	12,111	10,800
Noninterest income	1,854	1,781	7,932	7,311
Securities gains/(losses), net	377	(499)	339	(6,310)
Goodwill impairment	0	4,947	0	4,947
Noninterest expense	4,089	3,556	15,668	14,490
Income/(loss) before income taxes	712	(5,886)	4,714	(7,636)
Income taxes	201	(2,513)	1,525	(1,360)
Net income/(loss)	$511	$(3,373)	$3,189	$(6,276)

Preferred stock dividends and accretion of discount	132	-	515	-
Net income/(loss) available to common Shareholders	379	(3.373)	2,674	(6,276)

Basic earnings/(loss) per common share	$0.28	$(2.52)	$1.99	$(4.69)
Diluted earnings/(loss) per common share	$0.28	$(2.52)	$1.99	$(4.69)

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2009	2008	2009	2008
Performance ratios
Net interest spread	3.37%	2.79%	3.13%	2.63%
Net interest margin	3.59%	2.98%	3.36%	2.84%
Return on average assets	0.45%	(2.84)%	0.69%	(1.27)%
Return on average equity	4.21%	(33.25)%	6.79%	(15.33)%

	December 31, 2009	December 31, 2008
Capital ratios (First Federal Savings Bank of Iowa)
Tangible	9.78%	7.26%
Core	9.78%	7.26%
Risk-based	14.79%	11.15%
*Exceeds Regulatory definition of “well capitalized”